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                                                                 EXHIBIT 7(a)(7)

                             STOCK OPTION AGREEMENT

                                 by and between

                                 TSX CORPORATION

                                       and

                                  TCI TSX, INC.


            Granting Preemptive Rights Stock Options to TCI TSX, Inc. on Account of Employee Stock Options Granted Pursuant to
                    Long-Term Incentive Compensation Program


                          Dated as of November 15, 1996

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                                Table of Contents

1.   Grant of Options ..........................................................................................    1

2.   Exercise of Options........................................................................................    2
     2.1   Method of Exercise...................................................................................    2
     2.2   Payment of Exercise Price............................................................................    3
     2.3   Fair Market Value....................................................................................    3

3.   Non-Transferability........................................................................................    3

4.   Representations, Warranties and Covenants of the Company...................................................    3
     4.1   Organization, Good Standing, Authority and Approval..................................................    3
     4.2   Authorization of Shares of Option Stock..............................................................    4
     4.3   Company's Obligations................................................................................    4

5.   Representations, Warranties and Covenants of Optionee......................................................    4
     5.1   Organization, Good Standing, Authority and Approval..................................................    4
     5.2   Acquisition for Own Account..........................................................................    4

6.   Conditions To Issuance of Shares...........................................................................    4

7.   Transfer Restrictions; Legend on Certificate...............................................................    5

8.   Registration Rights........................................................................................    5

9.   Adjustments Upon Changes in Capitalization.................................................................    5

10.  The Optionee's Rights as Shareholder.......................................................................    6

11.  Applicability of Section 16(b) of the 1934 Act.............................................................    6

12.  General....................................................................................................    6
     12.1  Entire Agreement.....................................................................................    6
     12.2  Waiver...............................................................................................    7
     12.3  Notices..............................................................................................    7
     12.4  Specific Performance.................................................................................    8
     12.5  Survival of Representations and Warranties...........................................................    8
     12.6  Amendments...........................................................................................    8
     12.7  Certain Rules of Construction........................................................................    8
     12.8  Benefits of Agreement................................................................................    8
     12.9  Attorneys' Fees......................................................................................    8
     12.10 Counterparts.........................................................................................    8

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                             STOCK OPTION AGREEMENT

            Granting Preemptive Rights Stock Options to TCI TSX, Inc. on Account of Employee Stock Options Granted Pursuant to
                    Long-Term Incentive Compensation Program

          STOCK OPTION AGREEMENT (this "Agreement") dated as of November 15, 1996, by and between TSX Corporation, a Nevada corporation with its principal office at 4849 North Mesa, Suite 200, El Paso, Texas 79912 (the "Company") and TCI TSX, Inc., a Colorado corporation with its principal office at Terrace Tower II, 5619 DTC Parkway, Englewood, Colorado 80111-3000 (the "Optionee").

                              Preliminary Statement

          (A) The Optionee is an indirect wholly owned subsidiary of TCI Communications, Inc. (formerly known as Tele-Communications, Inc.), a Delaware corporation ("TCIC").

          (B) The Company and TCIC are parties to an Investment Agreement dated as of March 14, 1994 (the "Investment Agreement") pursuant to which TCIC purchased 2,109,000 shares of TSX Common Stock, par value $.01 per share (the "Common Stock"). Contemporaneously therewith, the Company and TCIC entered into a Registration Rights Agreement dated as of March 14, 1994 (the "Registration Rights Agreement") affording TCIC certain registration rights with respect to such shares and any additional shares of Common Stock held by TCIC from time to time during the term thereof. Section 4.04 of the Investment Agreement granted certain preemptive rights to TCIC with respect to the issuance by the Company of, among other things, any Additional Common Shares (as defined in the Investment Agreement) or options to subscribe for or to purchase Additional Common Shares. Share and per share amounts set forth in this Agreement have been adjusted as appropriate to reflect the two-for-one stock split in 1994 and the three-for-two stock split in 1996.

          (C) TCIC transferred and assigned its rights and obligations under the Investment Agreement and the Registration Rights Agreement to Optionee.

          (D) The Company has heretofore granted stock options to qualified employees under the terms of the Company's Long-Term Incentive Compensation Program ("LTIP") for options to purchase shares of Common Stock, thereby entitling TCIC to preemptive rights to Options to purchase a total of 28,089 shares of Common Stock at the Exercise Prices and for the respective terms expiring as set forth hereinafter. Accordingly, the parties have entered into this Agreement for the purpose of ratifying and confirming the grants to the Optionee of Options to purchase Common Stock in accordance with such preemptive rights.

                                    Agreement

          NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties hereby agree as follows:

          1.  Grant of Options.

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          The Company has granted and does hereby ratify and confirm the grants as of the respective dates hereinafter set forth of the following Options (the "Options") to purchase shares of Common Stock of the Company on the terms herein provided:

               (a) An Option to purchase 5,460 shares of Common Stock was granted and is hereby ratified and confirmed as of January 4, 1996 at a purchase price (the "Exercise Price") of $12.83 per share, which Option shall be exercisable by the Optionee in whole or in part at any time or times for a period commencing as of January 4, 1996 and expiring at the close of business on January 4, 2006.

               (b) An Option to purchase 6,824 shares of Common Stock was granted and is hereby ratified and confirmed as of April 15, 1996 at an Exercise Price of $20.00 per share, which Option shall be exercisable by the Optionee in whole or in part at any time or times for a period commencing as of April 15, 1996 and expiring at the close of business on April 15, 2006.

               (c) An Option to purchase 4,913 shares of Common Stock was granted and is hereby ratified and confirmed as of June 5, 1996 at an Exercise Price of $20.00 per share, which Option shall be exercisable by the Optionee in whole or in part at any time or times for a period commencing as of June 5, 1996 and expiring at the close of business on June 5, 2006.

               (d) An Option to purchase 20,472 shares of Common Stock was granted and is hereby ratified and confirmed as of June 25, 1996 at an Exercise Price of $19.33 per share, which Option shall be exercisable by the Optionee in whole or in part at any time or times for a period commencing as of June 25, 1996 and expiring at the close of business on June 25, 2006.

               (e) An Option to purchase 6,824 shares of Common Stock was granted and is hereby ratified and confirmed as of June 25, 1996 at an Exercise Price of $15.83 per share, which Option shall be exercisable by the Optionee in whole or in part at any time or times for a period commencing as of June 25, 1996 and expiring at the close of business on June 25, 2006.

               (f) An Option to purchase 40,435 shares of Common Stock was granted and is hereby ratified and confirmed as of July 25, 1996 at an Exercise Price of $15.75 per share, which Option shall be exercisable by the Optionee in whole or in part at any time or times for a period commencing as of July 25, 1996 and expiring at the close of business on July 25, 2006.

          The shares of Common Stock issuable upon exercise of an Option are referred to herein as "Option Stock."

          2.  Exercise of Options.

              2.1    Method of Exercise.

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          Each Option shall be exercisable, in whole or in part, by written notice to the Company stating the number of shares of Common Stock to be purchased and accompanied by full payment of the Exercise Price for the shares of Common Stock issuable upon such exercise.

              2.2    Payment of Exercise Price.

          The Exercise Price for the shares of Common Stock issuable upon exercise of each Option shall be paid (i) in cash, by uncertified check, certified check or bank draft, or (ii) by the surrender, in whole or in part, of issued and outstanding shares of Common Stock of the Company (not including the shares of Common Stock issuable upon exercise of the Option), which shall be credited against the Exercise Price at the Fair Market Value (as defined below) of the shares surrendered on the date of the written notice of exercise of the Option.

              2.3    Fair Market Value.

          For purposes of this Agreement, "Fair Market Value" of the Common Stock shall be the closing sale price of a share of Common Stock as published by the national securities exchange on which the shares are traded on the applicable date (provided, that if the shares of Common Stock are traded on more than one national securities exchange, Fair Market Value shall be the closing sale price on the applicable date published by the exchange selected by the Company). If the exchange is closed for trading on such date, or if the Common Stock does not trade on such date, then Fair Market Value shall be the closing sale price on the date the Common Stock last traded on such exchange prior to the applicable date.

          3.  Non-Transferability.

          The Options granted hereby may not be transferred by the Optionee other than to a corporation, partnership or other entity controlling, controlled by or under common control with TCIC (collectively, the "TCIC Affiliates").

          4.  Representations, Warranties and Covenants of the Company.

          The Company represents and warrants to and agrees with Optionee as follows:

              4.1    Organization,  Good  Standing,  Authority  and Approval.

          The Company is duly organized as a corporation and is validly existing and in good standing under the laws of Nevada. The Company has the corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement (including the issuance of the shares of Option Stock) have been duly authorized and approved by all necessary corporate action of the Company, and this Agreement is a valid and binding obligation of the Company, enforceable in accordance with its terms. This Agreement and its execution and delivery by the Company do not, and the consummation of the transaction contemplated by this Agreement and the issuance of the shares of Option Stock will not, constitute a violation of or a default (whether with notice or the lapse of time or both) under the Articles of Incorporation or Bylaws of the Company, any law to which the Company is subject, any provision of any

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agreement, instrument, order, judgment or decree to which the Company is a party or to which the Company or any of its assets is subject, or any rule of, or any provision of the Company's Listing Agreement with, the National Association of Securities Dealers, Inc.

              4.2    Authorization of Shares of Option Stock.

          Upon delivery of stock certificates by the Company and receipt by the Company of the full amount of the Exercise Price therefor, the shares of Option Stock, when issued and delivered in accordance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable outstanding shares of Common Stock of the Company.

              4.3    Company's Obligations.

          The Company shall (1) at all times during the term of each Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement, (2) pay all original issue and transfer taxes with respect to the issue and transfer to the Optionee of shares of Option Stock pursuant to the Options and all other fees and expenses necessarily incurred by the Company in connection therewith, and (3) from time to time use its best efforts to comply with all laws and regulations which shall be applicable thereto.

          5.  Representations, Warranties and Covenants of Optionee.

          Optionee represents and warrants to and agrees with the Company as follows:

              5.1    Organization, Good Standing, and Authority Approval.

          Optionee is duly organized as a corporation and is validly existing and in good standing under the laws of Delaware. Optionee has the corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement by Optionee and the consummation of the transactions contemplated by this Agreement have been duly authorized and approved by all necessary corporate action of Optionee, and this Agreement is a valid and binding obligation of Optionee.

              5.2    Acquisition for Own Account.

          The shares of Option Stock to be issued and delivered to the Optionee pursuant to the Options (unless such shares have first been registered under the Securities Act of 1933, as amended (the "1933 Act")) shall be acquired by the Optionee for investment for the Optionee's own account and not with a view to, or for, sale or other distribution thereof, and that the Optionee has no present intention to sell or otherwise distribute any shares of Option Stock to be issued or delivered to the Optionee pursuant to the Options, except in a manner which will not violate the provisions of any applicable federal or state securities laws, rules or regulations.

          6.  Conditions To Issuance of Shares.

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          If at the time of exercise of an Option, there does not exist either
(a) an effective registration statement under the 1933 Act, with respect to the shares of Option Stock subject to the Option, (b) an opinion of counsel, satisfactory to the Company, to the effect that such registration is not required under one or more of the exemptions provided under the 1933 Act, or (c) a "no action" letter, with respect to the proposed issuance of such shares, issued by the staff of the Securities and Exchange Commission and delivered to the Company, then such shares of Option Stock may only be issued with an appropriate restrictive legend in accordance with Section 8 hereof.

          7.  Transfer Restrictions; Legend on Certificate.

          The Optionee acknowledges that the Option Stock must be held indefinitely unless subsequently registered under the 1933 Act and the securities laws of every jurisdiction applicable to such resale or unless exemptions from such registration requirements are available. The Company will be entitled to place conspicuously upon each certificate representing shares of Option Stock a legend as required by Article 15 of the Articles of Incorporation of the Company and a legend substantially in the following form:

          THE SECURITIES REPRESENTED HEREBY HAVE BEEN NOT REGISTERED UNDER UNITED STATES FEDERAL OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED OR ASSIGNED VALUE, FOR DIRECTLY OR INDIRECTLY, NOR MAY THE SECURITIES BE TRANSFERRED ON THE BOOKS OF THE CORPORATION, WITHOUT REGISTRATION OF SUCH SECURITIES UNDER ALL APPLICABLE UNITED STATES FEDERAL OR STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM, SUCH COMPLIANCE, AT THE OPTION OF THE CORPORATION, TO BE EVIDENCED BY AN OPINION OF THE HOLDER'S COUNSEL, IN FORM REASONABLY ACCEPTABLE TO THE CORPORATION, THAT NO VIOLATION OF SUCH REGISTRATION PROVISIONS WOULD RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT.

          Notwithstanding the foregoing, the Optionee may transfer the shares of Option Stock to any TCIC Affiliate.

          8.  Registration Rights.

          The provisions of the Registration Rights Agreement shall be applicable to the shares of the Option Stock, and the Optionee shall be entitled to exercise all of the rights granted to TCIC under the Registration Rights Agreement with respect to the shares of Option Stock.

          9.  Adjustments Upon Changes in Capitalization.

          The Exercise Price and the number or kind of shares subject to each Option are subject to adjustment in case the Company should at any time issue additional shares of its Common Stock as a stock dividend, or in case the shares of its Common Stock should at any time be

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subdivided into a greater number of shares, or in case the outstanding shares of its Common Stock should be combined by reclassification or otherwise into a lesser number of shares, or in case the Company shall merge, consolidate with or into another corporation or entity, or another corporation or entity merges into the Company, or in the case of any sale or transfer of all or substantially all of the assets of the Company, or in the case of a capital or reorganization recapitalization not involving a merger, consolidation or sale or transfer of all or substantially all of the assets of the Company. The adjustment will entitle the Optionee to receive, for the same aggregate Exercise Price, in lieu of securities receivable upon the exercise of any part of an Option prior to any such dividend, subdivision, reclassification, combination, sale, transfer or reorganization, the securities to which the Optionee would have been entitled if the Optionee had exercised any part of the Option immediately prior to the record date or effective date of the stock dividend, subdivision, reclassification, combination, sale, transfer or reorganization. Neither the issuance of stock for consideration, the issuance of stock on the exercise of stock rights, options or warrants, nor the issuance of stock on the conversion of a debenture or of a share of capital stock shall be considered a change in the Company's capital structure.

          No fractional shares of Option Stock shall be issued upon any exercise of an Option following an adjustment made pursuant to this Section 10, and the aggregate Exercise Price paid shall be appropriately adjusted on account of any fractional share not issued upon such an exercise.

          10. The Optionee's Rights as Shareholder.

          The Optionee shall have no rights as a shareholder with respect to any shares of Option Stock until the date of the exercise of the applicable Option and the issuance of the shares of Option Stock and then only to the extent that there has been issued one or more certificates for such shares of Option Stock to said the Optionee upon the due exercise in whole or in part of such Option. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date precedes the date such stock certificates are issued.

          11. Applicability of Section 16(b) of the 1934 Act.

          The grant of each Option may, under Section 16 of the 1934 Act, be considered a "purchase" of an equity security subject to the "short-swing" profit rules of Section 16(b). The Optionee is urged to consult its legal advisor regarding the applicability of Section 16 to its transactions in equity securities of the Company, including the granting to the Optionee of the Option. In this connection, the Optionee agrees not to sell, during the six month period immediately following the date of the grant of each Option, any shares of Option Stock which may be acquired during such period upon exercise of the Option.

          12. General.

              12.1   Entire Agreement.

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          This Agreement, subject to the matters described in the Preliminary
Statement, contains all of the agreements and understandings between the parties hereto, and no oral agreements or written correspondence shall be held to affect the provisions hereof.

              12.2   Waiver.

          No waiver by any party hereto of any breach of any covenant, condition or agreement hereof on the part of the parties hereto to be kept and performed shall be considered to constitute a waiver of any other covenant, condition or provision, or of any subsequent breach thereof.

              12.3   Notices.

          Any notice, demand, request, waiver or other communication under this Agreement must be in writing and will be deemed to have been duly given (i) on the date of delivery if delivered to the address of the party specified below (including delivery by courier), (ii) on the fifth day after mailing if mailed to the party to whom notice is to be given to the address specified below, by first class mail, certified or registered, return receipt requested, postage prepaid, or (iii) on the date of transmission if sent by facsimile transmission to the facsimile number given below and if telephonic confirmation of receipt is obtained promptly after completion of transmission, as follows:

          If to Optionee:                        c/o TCI Communications, Inc.
                                                 5619 DTC Parkway
                                                 Englewood, Colorado  80111
                                                 Attn:  Bernard W. Schotters, II
                                                 Facsimile:  (303) 488-3200
          With a copy similarly addressed:       Attn:  Legal Department

          If to the Company:                     TSX Corporation
                                                 4849 North Mesa, Suite 200
                                                 El Paso, Texas 79912
                                                 Attn: William H. Lambert, Chairman,
                                                 President and Chief Executive Officer
                                                 Facsimile: (915) 543-4888

          With a copy to:                        Kemp, Smith, Duncan & Hammond, P.C.
                                                 2000 Norwest Plaza
                                                 El Paso, Texas 79901-1441
                                                 Attn:  Tad R. Smith
                                                 Facsimile:  (915) 546-5360

Either party may from time to time change its address or facsimile number for the purpose of notices to that party by a similar notice specifying a new address or facsimile number, but no such change will be deemed to have been given until it is actually received by the party sought to be charged with its contents.

              12.4   Specific Performance.

          The parties acknowledge that there will be no adequate remedy at law for a violation by the Company of its obligations set forth in this Agreement and its obligations to issue and sell the shares of Option Stock pursuant to this Agreement and that, in addition to any other remedies which may be available to Optionee for a violation of those obligations, those obligations will be specifically enforceable by Optionee in accordance with their terms.

              12.5   Survival of Representations and Warranties.

          All representations and warranties set forth in this Agreement will survive the Closing.

              12.6   Amendments.

          This Agreement may not be amended, modified, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement thereof is sought.

              12.7   Certain Rules of Construction.

          This Agreement shall be construed in accordance with, and shall be governed by, the laws of the State of Texas. In the event any court of competent jurisdiction shall declare any portion of this Agreement to be invalid, the remainder of this Agreement shall not be invalidated thereby, but shall remain in full force and effect. The captions in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretations of the text of this Agreement. Where the context requires, words in the singular shall be deemed to include the plural and vice versa.

              12.8   Benefits of Agreement.

          Subject to the provisions of Section 4, this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns. Neither this Agreement nor any of the right or obligations of a party hereunder may be assigned without the consent of the other party, provided that the Optionee may assign its rights and delegate its obligations to any TCIC Affiliate.

              12.9   Attorneys' Fees.

          In the event of any action or suit based upon or arising out of any alleged breach by any party of any representation, warranty, covenant or agreement contained in this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees and other costs of such action or suit from the other party.

              12.10   Counterparts.

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          This Agreement may be executed in one or more counterparts, each of which will be deemed an original.

          IN WITNESS WHEREOF, the Company and the Optionee have executed this Agreement

                                  TSX CORPORATION

                                  By:    /s/ William H. Lambert
                                         ---------------------------------------
                                         William H. Lambert, Chairman,
                                         President and Chief Executive Officer

                                  TCI TSX, INC.

                                  By:    /s/ David Boileau
                                         --------------------------------------
                                  Name:  David Boileau
                                  Title: Vice President